Exhibit 99.1

Financial Contact:	Media Contact:

Dennis Wolf

Bob Brewster

EVP of Operations, Finance,

Director of Corporate Communications

Administration & CFO

800-850-6664, ext. 6452

800-850-6664, ext. 6482

robd@omnicell.com

dennisw@omnicell.com

For Immediate Release

Omnicell announces fourth quarter and year-end 2002 financial results

Product backlog grows $7 million from the third quarter of 2002

PALO ALTO, Calif. (Feb. 7, 2003) – Omnicell, Inc. (NASDAQ: OMCL), a provider of solutions that improve patient care by enhancing the operational efficiency of healthcare organizations, today announced financial results for the fourth quarter and year ended December 31, 2002.  The Company also announced a correction to its third quarter 2002 results and the adoption of a Stockholder Rights Plan.

Fourth Quarter and Year End 2002 Financial Results

For the fourth quarter of 2002, total revenue was $20.5 million compared to $24.4 million for the comparable period in 2001.

“We are pleased with our fourth quarter financial results,” said Omnicell’s Chairman, President and CEO Randall A. Lipps. “Our revenue for the fourth quarter of 2002 was ahead of management’s guidance of $17 million to $19 million. Importantly, during the fourth quarter, we increased our product backlog by $7 million growing it to $28 million.”

For the year ended December 31, 2002, total revenue was $87.7 million compared to $86.9 million in 2001.

The net loss for the fourth quarter of 2002 was $5 million or $(0.23) per share compared to net income of $1.4 million or $0.06 per share on a fully diluted basis in the fourth quarter of 2001. Included in the fourth quarter of 2002 was a restructuring charge of $1.7 million related to the previously announced headcount reduction and cost savings initiative as well as a one-time charge of $715,000 for the purchase of in-process research and development related to the acquisitions of the intellectual property of Medisafe and PharmacyCentral. These items represent approximately $(0.11) per share of the $(0.23) fourth quarter 2002 net loss per share.

For the year ended December 31, 2002, the net loss was $5 million or $(0.23) per share, compared to a net loss of $1.2 million or $(0.11) per share in 2001.

Omnicell’s cash balances as of December 31, 2002 were $21.5 million, compared to $21.3 million at September 30, 2002.

Fourth Quarter 2002 Business Progress

“During the quarter we made significant progress in building our product backlog, improving the efficiency of our operations, and integrating two product lines,” commented Lipps.  “We are particularly excited about the two new products we acquired in the last four months of 2002. These products extend our solutions from the hospital pharmacy to the patient’s bedside and clearly help to differentiate Omnicell in the marketplace. These additions to our product portfolio are mission critical in healthcare organizations because they comprehensively address the issue of patient safety. We believe that the strength of our product strategy, the improvement in our backlog, and the aggressive actions we have taken to improve our overall operations will enable Omnicell to return to profitability within the next few quarters.”

In addition, Omnicell achieved the following in the fourth quarter of 2002:

•                  The purchase of the intellectual property assets of Medisafe, a provider of point-of-care patient safety solutions. As part of the transaction, Omnicell acquired Medisafe’s proven technology for a new solution called SafetyMed™. The system, which has been fully deployed in a 650-bed hospital for two years, automates the nursing workflow process associated with medication administration and uses bar code technology to help ensure patient safety.

•                  As of December 31, 2002, 24,559 pharmacy and supply automation systems had been installed or released for customer installation in 1,365 healthcare facilities.

•                  Vancouver General Hospital, a 571-bed teaching and research facility, purchased $2.5 million (Canadian) in pharmacy automation systems from Omnicell.

Corrections to Third Quarter 2002 Financial Results

Omnicell records revenue based on completion of its installation obligation at the customer site. In January 2003, an error was discovered in the product revenue reported in the third quarter of 2002 relating to installations for one account, and this error has now been corrected. A total of $1.2 million of revenue was incorrectly reported as occurring in the third quarter. Of this amount, approximately $600,000 of product revenue, which had previously been reported in the third quarter, was actually installed in the fourth quarter and is now included in our fourth quarter 2002 financial results. The remainder of the revenue, or approximately $600,000, relates to product that had not yet been installed as of December 31, 2002, and was added to our product backlog as of the beginning of 2003. As a result of the correction, revenue for the third quarter is $17.9 million instead of the $19.1 million previously reported, and third quarter 2002 net loss is $3.5 million, or $(0.16) per share, compared to the $2.6 million net loss, or $(0.12) per share previously reported in our September 30, 2002 Form 10-Q. The fourth quarter and full year 2002 financial results accompanying this press release include these corrections. The Company will be filing an amended Form 10Q for the quarter ended September 30, 2002 reflecting the corrected results.

An independent investigation was conducted under the direction of the audit committee, on the basis of which it was determined that no additional adjustments to the Company’s financial statements were necessary. Management has implemented measures to ensure that similar errors do not occur in the future.

Stockholder Rights Plan Adopted

The Company also announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of February 27, 2003 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Omnicell stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Omnicell. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal or event.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date.  The rights will be exercisable only if a person or group acquires 15 percent or more of the Common Stock. If a person acquires 15 percent or more of Omnicell’s Common Stock, all rights holders except the buyer will be entitled to acquire Omnicell Common Stock at a discount. Sutter Hill Ventures and ABS Capital Partners and their respective affiliated entities will be exempt from the Rights Plan, unless they acquire beneficial ownership of 17.5 percent or 22.5 percent or more, respectively, of Omnicell’s Common Stock. The effect will be to discourage acquisitions of more than 15 percent of Omnicell’s Common Stock without negotiations with the Board.

The rights will trade with Omnicell’s Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Omnicell’s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Conference Call Details

Management will discuss fourth quarter results and provide an outlook for business going forward today at 8:45 a.m. ET. Investors and analysts interested in joining the conference call may log on to the Webcast at www.omnicell.com or access the call by dialing 800-240-2430 (domestic) or 303-262-2127 (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 10:30 a.m. ET on February 7 through 11:59 p.m. ET on Feb. 14. Dialing 800-405-2236 (domestic) or 303-590-3000 (international) and entering the passcode 518803# for both numbers will access the call replay.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) provides solutions that improve patient care by enhancing the operational efficiency of healthcare organizations. Addressing the medication management and supply chain areas, Omnicell’s medication and supply dispensing systems and decision support tools enable healthcare facilities to decrease costs, operate more efficiently, and reduce medication errors. For more information, visit www.omnicell.com.

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the Company to achieve profitability in the next few quarters, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

(see detailed financial results next page)

OMNICELL, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Revenue:
Product revenue	$16,425	$20,918	$72,834	$75,501
Service and other revenue	4,042	3,477	14,856	11,400
Total revenue	20,467	24,395	87,690	86,901
Costs and expenses:
Cost of product revenues	7,518	7,762	30,308	26,745
Cost of service and other revenues	1,306	1,245	6,110	6,022
Total cost of revenues	8,824	9,007	36,418	32,767
Gross margin	11,643	15,388	51,272	54,134
Operating expenses:
Research and development	2,681	2,553	9,970	11,031
Selling, general and administrative	11,902	11,703	44,767	43,683
Restructuring	1,723	(150)	1,723	(150)
Purchased in-process research and development	715	0	715	0
Total operating expenses	17,021	14,106	57,175	54,564

Operating income (loss)	(5,378)	1,282	(5,903)	(430)

Other income and (expense)	385	201	875	(577)

Income (loss) before provision for income taxes	(4,993)	1,483	(5,028)	(1,007)

Provision for income taxes	20	85	10	160

Net income (loss)	$(5,013)	$1,398	$(5,038)	$(1,167)

Net income (loss) per share - basic	$(0.23)	$0.07	$(0.23)	$(0.11)

Net income (loss) per share - diluted	$(0.23)	$0.06	$(0.23)	$(0.11)

Shares used in computing net income (loss) per share - basic	21,992	21,437	21,725	10,312

Shares used in computing net income (loss) per share - diluted	21,992	22,795	21,725	10,312

SUMMARY BALANCE SHEET	December 31, 2002	December 31, 2001
		(Note 1)
Cash, cash equivalents and short-term marketable securities	21,485	23,839
Trade receivables, net	10,644	18,167
Inventory, net	12,741	12,702
Other current assets	3,575	4,803
Property and equipment, net	5,026	5,384
Other assets	12,071	7,219
Total assets	65,542	72,114

Deferred service revenue	11,598	8,009
Deferred gross profit	18,008	24,790
Other current liabilities	18,867	19,351
Long-term obligations	763	363
Stockholders’ equity	16,306	19,601
Total liabilities and stockholders’ equity	65,542	72,114

(Note 1 - December 31, 2001 amounts derived from the audited financial statements at that date.

Certain amounts have been reclassified to conform to current period presentation.)